Exhibit 99.1

MOOG INC.	NEWS RELEASE

Moog Inc. · East Aurora, NY · 14052-0018

FOR IMMEDIATE RELEASE

Moog Inc. Announces Offering of Senior Notes

East Aurora, N.Y., November 17, 2014 – Moog Inc. (NYSE:MOG.A and MOG.B) announced today an offering of $250 million in aggregate principal amount of senior notes due 2022 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Offers to persons outside the United States will be made pursuant to Regulation S under the Securities Act. The proposed offering is subject to market and other conditions. Moog Inc. intends to use the net proceeds of the offering to repay a portion of outstanding borrowings under its senior bank credit facility.

The notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of any offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934, including statements regarding the consummation of the Company’s proposed senior notes offering and the intended use of proceeds from such offering. One can identify these forward-looking statements by the use of the words “expect,” “intend,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. A discussion of factors that could cause actual results to differ materially are included in filings by Moog Inc. with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this news release.

For more information contact:

Ann Marie Luhr

Phone: (716) 687-4225

Email: investorrelations@moog.com